Exhibit 24.

               Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 33-55866) of Mountain Fuel Supply Company and in the related Prospectus of our report dated February 11, 1994, with respect to the financial statements and schedules of Mountain Fuel Supply Company included in this Annual Report (Form 10-K) for the year ended December 31, 1993.


ERNST & YOUNG

Salt Lake City, Utah
March 24, 1994